Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Directors Deferred Compensation Plan of Jazz Pharmaceuticals, Inc. of our report dated March 3, 2010, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
August 11, 2010